Exhibit 10.5

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Tel: 650.421.8100

Fax: 650.421.8102

www.codexis.com

August 17, 2011

Arch Pharmalabs Limited

Attn: Company Secretary

H wing, 4th Floor

Tex Centre

Off Saki Vihar Road

Chandivali, Mumbai- 400072

India

Codexis India, Inc.

G-01, Prestige Loka,

7/1 Brunton Road

Bangalore – 560 025

India

RE:	The Enzyme and Product Supply Agreement between Arch Pharmalabs Limited (“Arch”) and Codexis, Inc. (“Codexis”), effective as of February 16, 2010 (the “EPSA”), and the Product Supply Agreement between Arch and Codexis Laboratories India Private Limited (“Codexis India”), effective as of February 16, 2010 (the “PSA”)

Dear Sirs:

This letter serves to confirm that Codexis, Codexis India and Arch mutually desire to amend the EPSA and PSA in the following manner in order to permit Arch to sell to [*] (as defined in the EPSA and PSA):

1.	Section 1.16 of the EPSA shall be amended in its entirety and replaced with the following:

1.16 “Codexis Customers” shall mean (i) Third Party Innovator Companies located throughout the world (other than in India); and (ii) Third Party Generic Companies located in the United States, Canada, and Israel (except[*]), and their

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

respective commonwealths, territories and possessions, and Europe. Notwithstanding anything to the contrary in this Agreement, [*] are not a Codexis Customer.

2.	Section 1.21 of the EPSA shall be amended in its entirety and replaced with the following:

1.21 “Codexis India Customers” shall mean (i) Third Party Innovator Companies in India; and (ii) the following companies in India: [*], as the foregoing list may be updated or modified pursuant to written agreement of the Parties.

3.	Section 1.10 of the PSA shall be amended in its entirety and replaced with the following:

1.10 “Codexis India Customers” shall mean (i) Third Party Innovator Companies in India; and (ii) the following companies in India: [*], as the foregoing list may be updated or modified pursuant to written agreement of the Parties.

All provisions of the EPSA and PSA not expressly amended by this letter shall remain in full force and effect. Please indicate your agreement to the above by countersigning each enclosed triplicate of this letter and returning one original to me.

We look forward to the continued success of our relationship.

Very truly yours,

Codexis, Inc.

By:	/s/ Joseph Sarrett
Name: Joseph Sarret
Title: Chief Business Officer

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Acknowledged, agreed and accepted by:

Codexis Laboratories India Private Limited

By:	/s/ Alan Shaw
Name: Alan Shaw
Title: Director

Date:	August 18, 2011

Acknowledged, agreed and accepted by:

Arch Pharmalabs Limited

By:	/s/ Ajit Kamath
Name: Ajit Kamath
Title: Chairman & Managing Director

Date:	August 20, 2011

Copies to:

Arch Pharmalabs Limited

H wing, 4th Floor

Tex Centre

Off Saki Vihar Road

Chandivali, Mumbai- 400072

India

Attn: Chairman and Managing Director

Facsimile: +912228471234

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